SCHEDULE 13D
                                 (Rule 13d-101)

Information to be included in statements filed pursuant to Rule 13d-1(a) and amendments thereto filed pursuant to Rule 13d-2(a).

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                                (Amendment No.)*

                                 Hybridon Inc.
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                                (Name of Issuer)


                                  Common Stock
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                           (Title Class of Securities)


                                   44860M108
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                                 (CUSIP Number)


            Hybridon Inc., One Innovation Drive, Worcester, MA 01605
                              Phone # 208 752 7000
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(Name, Address, Telephone No. of Person Authorised to Receive Notices &
                                Communications)


                                 03 October 1997
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             (Date of Event Which Requires Filing of This Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [x]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7).

CUSIP No.                                                              44860M108

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1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above
   Persons
   Morgan Grenfell Asset Management Limited, [parent holding company] on behalf subsidiary companies: Morgan Grenfell Investment Management Limited.

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2) Check the Appropriate Row if a Member of a Group
     (a) See 1) above
     (b) n/a

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3) SEC Use Only_________________________________________________________________

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4. Source of Funds                     OO - Discretionary Funds under Management

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5) Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(ae) n/a

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6) Place of Organisation                                                 England

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   Number of             (7) Sole Voting Power                           881,023
   Shares Bene-
   ficially Owned by     (8) Shared Voting Power                             n/a
   Each
   Reporting             (9) Sole Dispositive Power                      881,023
   Person With
                         (10) Shares Dispositive Power                       n/a

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11) Aggregate Amount Beneficially Owned by Each Reporting Person

Morgan Grenfell Investment Management Limited [ineligible institution]   881,023
Aggregated holding

12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares        n/a

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13) Percent of Class Represented by Amount in Row (11)
    Morgan Grenfell International Funds Management Limited [ineligible
    institution]                                                            3.49
    Aggregated

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14) Type of Reporting Person                                         HC [of IAs]

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                        10/14/97
                                                  ------------------------------
                                                                          (Date)



                                                  /s/ Patrick Osborne
                                                  ------------------------------
                                                                     (Signature)



                                                  ------------------------------
                                                                (Name and Title)

The original statement shall be signed by each person on whose behalf the statement is filed or his authorised representative. If the statement is signed on behalf of a person by his authorised representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

           Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).